Exhibit 3.1

Certified Copy

October 7, 2013

Job Number:	C20131008-1096
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20130658596-15	Certificate of Designation	1 Pages/1 Copies

Respectfully, /s/ Ross Miller ROSS MILLER Secretary of State

Certified By: Greg Devaul

Certificate Number: C20131008-1096

You may verify this certificate

online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708

Fax (775) 684-7138

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Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of Corporation:

American Oriental Bioengineering, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Paragraph 5 of the certificate of designation is being amended in its entirety as follows:

“5. Voting Power. The one million shares of Preferred Stock shall have an aggregate voting power of 25% of the shares of the Company’s Common Stock with respect to any matters upon which only a vote of the holders of the Company’s Common Stock is required. The one million shares of Preferred Stock shall have an aggregate voting power of 25% of the combined voting power of the entire Corporation’s shares of Common Stock and Preferred Stock with respect to any matters upon which the Common Stock and Preferred Stock may vote.”

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

/s/ Tony Liu

Signature of Officer

Filing Fee: $175.00

IMPORTANT:	Failure to include any of the above information and submit with the proper fees may cause the filing to be rejected.

The Form must be accompanied by the appropriate fees.

Nevada Secretary of State NRS Amend Designation - After Revised 3-6-09

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